10F-3 Report
CGCM International Fixed Income Fund
	3/1/2017		through	8/31/2017

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Petrobras Global Finance Sr Unsec	PIMCO	5/15/2017	MBC- HSBC Bank PLC	1,000,000,000	400,000	105.140